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                                                                   EXHIBIT 10.64

                         CONFIDENTIAL PORTIONS OMITTED
                            PURSUANT TO RULE 24b-2
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                 RESEARCH COLLABORATION AND LICENSE AGREEMENT
                 --------------------------------------------

THIS AGREEMENT is made this 13th day of January, 1999 (the "Effective Date")

between

N.V. ORGANON, Molenstraat 110, P.O. Box 20, 5340 BH Oss, the Netherlands (hereinafter referred to as "Organon")

and

CORTEX PHARMACEUTICALS, INC., 15241 Barranca Parkway, Irvine, California 92618, USA (hereinafter referred to as "Cortex")


WHEREAS

A. Cortex has considerable experience and expertise with respect to the use of AMPAkines for the treatment of diseases and Cortex owns and has been licensed intellectual property rights in this field.

B. Organon wishes to collaborate with Cortex to develop products for the treatment of schizophrenia and schizophrenia related disorders and symptoms and possibly depression and wishes to obtain a (sub)license from Cortex under Cortex' relevant intellectual property rights.


NOW THEREFORE THE PARTIES HEREBY AGREE AS FOLLOWS

1.     Definitions
       -----------

1.1 "Affiliate" means in the case of each party any entity that directly or indirectly controls, is controlled by, or is under common control with that party. For such purpose the terms "control" means ownership or control of at least 50% of the voting interest in the entity in question.
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                                                                               2



1.2 "AMPAkines" means compounds that modulate through an allosteric mechanism AMPA-receptor mediated responses in vitro, [*].

1.3    "Cortex Compound" means the compounds listed in Exhibit I hereto.

1.4 "Cortex Technology" means all inventions, know-how, trade secrets, and other proprietary information (whether patented or not), that relate to AMPAkines and which are owned by or licensed to Cortex as of the Effective Date or during the term of this Agreement, as to which Cortex has the right to grant to Organon an exclusive license hereunder.

1.5 "Cost of Goods" means the cost invoiced by the manufacturer of the Products for the Products as well as any pharmaceutical formulation, packaging and/or package insert costs incurred by Organon.

1.6 "Depression Field" means the treatment of depression and depression related disorders and symptoms as listed under the caption "Mood disorders" of the most recent DSM at the date of first sale of Products or captions applicable to depression and depression related disorders and symptoms at that time and thereafter during commercialization.

1.7 "Development Candidate" means an AMPAkine which has undergone the necessary preclinical in vitro and animal studies, formulation and production work, and is [*].

1.8    "DSM" shall mean the Diagnostic and Statistical Manual of Mental
       Disorders.

1.9    "Executive Committee" means the committee to be established pursuant to
       Article 2 hereof.

1.10 "FTE" means the full time equivalent effort, for one year, of one person who participates directly and effectively in the research activities contemplated under this Agreement.

1.11 "Net Sales" means the total revenue from commercial sales received by a party hereto, its Affiliates and/or

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       licensees from the sale of a Product subject to royalties hereunder to independent third parties less the following amounts:
       (i) discounts, including cash and quantity discounts, trade allowances or rebates actually allowed or granted,
       (ii) credits or allowances actually granted upon claims or returns, regardless of the party requesting the return,
       (iii)  separately itemised freight charges paid for delivery,
       (iv)   insurance costs,
       (v) taxes or other governmental charges levied on or measured by the invoiced amount, whether absorbed by the billing party or the billed party.

1.12 "Organon Compound" means a compound originating from an Organon Library, Organon internal development or otherwise obtained by Organon from any potential third party.

1.13 "Organon Library" means a library or mixture of compounds, including compounds contained or proposed to be contained therein, designed synthesized and/or acquired by Organon (alone or with third parties) or to which Organon otherwise has access to.

1.14   "Organon Patents" means patents Organon becomes owner of under Section 5.

1.15 "Patents" means all patents and patent applications (including provisionals, divisionals, continuations, continuations in part, reissues, re-examinations, substitutions, additions and any extensions to such patents) as well as foreign counterparts thereof, claiming Cortex Technology including Cortex Compounds and/or University of California Patents. Patents owned by or licensed to Cortex at the Effective Date are listed in Exhibit II hereto.

1.16   "Pharmacological Phase A" means screening in [*].

1.17   "Pharmacological Phase B" means screening in [*].

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1.18   "Phase I Studies" means human safety studies aiming at generating sufficient safety data to allow initiation of full scale Phase II patient studies.

1.19 "Phase II Studies" means dose finding studies in patients, aiming to prove efficacy and safety of the Development Candidate and to define a minimum effective dose and optimum effective dose.

1.20 "Phase III Studies" means all clinical studies in patients aiming at generating sufficient data to allow submission of registration dossiers in the United States, Europe and Japan.

1.21 "Product" means any AMPAkine developed and commercialised by Organon pursuant to Section 4., which is manufactured, used or sold in a country in which any of the manufacture, use or sale is covered by the Patents.

1.22 "Research" means the research program conducted by the parties pursuant to Section 3 of this Agreement.

1.23 "Research Collaboration Compounds" means compounds designed and synthesized under the Research Plan but excluding Cortex Compounds and Organon Compounds.

1.24 "Research Committee" means a team to be established for the purposes of the Research pursuant to Section 3.2 hereof.

1.25 "Research Plan" means the research activities to be conducted by the parties pursuant to the Research. The initial Research Plan is attached as Exhibit III which may be amended from time to time upon agreement of the Executive Committee.

1.26   "Research Term" means the term of the Research referenced in Article 3.

1.27   "Restricted Compounds" means: Organon Compounds; compounds which are still under investigation in the Research pursuant to Section 3.3 below; Research Collaboration Compounds that are not AMPAkines; those Research Collaboration Compounds and Cortex Compounds which have entered the Selection Phase and those
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                                                                               5

       compounds which are developed and commercialized pursuant to Section 4.5 below.

1.28 "Schizophrenia Field" means the treatment of schizophrenia and schizophrenia related disorders and symptoms as listed under the caption "Schizophrenia and other Psychotic Disorders" of the most recent DSM at the date of first sale of the Products or captions applicable to schizophrenia and schizophrenia related disorders and symptoms at that time and thereafter during commercialization.

1.29 "Selection Phase" means further pursuing of indicative pharmacology as conducted under Phases A and B as well as a first assessment of [*]a dossier describing the results of Phases A and B and above assessments.

1.30   "SOPP Phase" means comprehensive [*].

1.31 "University of California Agreements" means the agreements entered into by and between the Regents of the University of California and Cortex under which agreements Cortex has been granted exclusive rights under the University of California Patents.

1.32 "University of California Patents" means all patents and patent applications (including provisionals, divisionals, continuations, continuations in part, reissues, re-examinations, substitutions, additions and any extensions to such patents) licensed and that will be licensed by the University of California to Cortex. University of California Patents licensed to Cortex at the Effective Date are listed in
       Exhibit II hereto.

1.33 "Unrestricted Compounds" means AMPAkines which have been released by the Research Committee and are therefore available for use and license (or, in the case of Unrestricted Collaboration Compounds, sublicense pursuant to Section 4.1.4) by Cortex but excluding Organon Compounds.

1.34 "Unrestricted Information" means data and information related to Unrestricted Compounds compiled under the Research but limited to information and data from research and development through Pharmacological Phase B.

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       Further data and information shall be considered restricted information and may under no circumstances be disclosed by Cortex to third parties unless with the prior written approval of Organon.

2.     Executive Committee
       -------------------

2.1 The parties will establish an Executive Committee for the purposes of approving research plans, research budgets and changes thereto, and supervising the execution of the Research Plan. The Executive Committee shall have such even number of members as the parties shall agree, half of the members being appointed by each party, with each of Cortex and Organon having one vote. Organon can at its sole discretion decide which compounds will become Development Candidates. In the event of deadlock on any issue, such issue shall be referred for decision to the Chief Executive Officers of each party, which officers shall have the appropriate responsibility and authority to represent and bind such party with respect to such issue or dispute. During the Research Term, the Executive Committee shall meet at least once a year, and the location of such meetings shall alternate between Irvine and Oss or Newhouse, all unless otherwise agreed by the parties.

3.     Research
       --------

3.1    Research Term
       -------------

       The Research shall commence upon the Effective Date and shall continue for two years thereafter. In the event [*] Research Plan, Organon, at its discretion, has the right to terminate this Agreement or the Research only upon four months prior written notice, unless Cortex [*] reasonably acceptable to Organon.

3.2    Research Program
       ----------------

3.2.1  The parties agree to execute the Research Plan subject to the following:

       (a) Cortex agrees that, during the Research Term, Cortex shall collaborate exclusively with Organon within the Schizophrenia Field and the Depression Field.

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       (b)  Organon shall, at its discretion, provide access to its proprietary technologies and know-how, as may be useful in connection with the Research and shall make available an average of [*] FTE's per year during the Research Term.

            For clarity of understanding, Cortex shall not have the right to utilise such technologies and know-how other than in connection with the Research.

3.2.2 The Research shall be implemented by the Research Committee, which shall be comprised of an equal number of members, but not more than four, from each party. The members of the Research Committee shall be nominated by the Executive Committee. In the event of deadlock on any matter the Research Committee shall refer such matter to the Executive Committee.

       The Research Committee shall meet as often as may be required for the purposes of the Research but in any event not less than four times per year, again unless otherwise agreed by the parties. Reports on the Research performed shall be exchanged by the parties well before the Research Committee meetings. Written reports of such meetings and of the status of the individual projects shall be submitted to the Executive Committee. Unless otherwise agreed, meetings shall alternate between the relevant sites of Cortex and Organon. Furthermore, the Research Committee shall have at least monthly telephone conferences amongst other things to decide upon the selection of Compounds. Decisions made during the telephone conferences shall be confirmed in writing.

3.2.3 Organon shall pay Cortex's fully-burdened costs per year per FTE actively engaged in the Research. The rate shall be [*] per FTE per year. This payment also compensates Cortex for all ordinary travel expenses incurred by such FTE's in attending meetings.

       Unless otherwise agreed in writing, Cortex shall make available a maximum of [*] effective FTE's per year the composition of which group of FTE's shall be agreed upon by the parties. Such FTE's shall include a balanced group of Ph.D. or equivalent and other scientists as described in the Research Plan.

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       The annual cost of such FTE's shall be due and payable in quarterly instalments in advance, on the following schedule. The first such payment shall be due and payable upon the Effective Date, and shall cover the expected FTE's cost from such date through the end of the then current quarterly period. Thereafter, for the remainder of the Research, payments for the expected FTE's costs for each quarterly period shall be due and payable on each January 15th, April 15th, July 15th and September 15th in U.S. dollars by bank wire transfer. Cortex shall submit corresponding invoices to Organon no later than forty five (45) days before the date upon which payment is due. Such payments shall be subject to reconciliation in accordance with Section 3.2.4 herein.

3.2.4 Cortex will keep records of the time spent by its FTEs on the Research. Cortex will report the level of FTE effort to Organon on a quarterly basis. Organon shall have the right to have these records audited, in the same manner as is set forth in Section 8.4. During the course of the Research, Cortex will notify Organon if it becomes apparent that the level of effort at Cortex is expected to deviate from the level required under Section 3.2.3.

       At the end of each year of the Research Term the parties will restore any imbalance between actual and funded FTE's either through appropriate payments or refunds.

3.3    Compound Screening and Selection
       --------------------------------

       Cortex Compounds for Research
       -----------------------------

       At the commencement of the Research, Cortex will make all Cortex Compounds available for screening pursuant to the Research Plan as selected by the Research Committee, along with the structures and properties (to the extent known) of such Cortex Compounds. Initially, all such Cortex Compounds shall be Restricted Compounds. Within [*] of the commencement of the Research, and provided that at the end of such [*] period [*] FTE's are available at Cortex to perform the Research, the Research Committee will release [*] Cortex Compounds to be Unrestricted Compounds, and will release an additional [*] Cortex Compounds each [*] days thereafter, until such time as not more than [*] Cortex Compounds, which are under active consideration, remain Restricted Compounds.

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       The Research Committee may decide to extend the [*] days and [*] days periods respectively and reduce the number of Cortex Compounds to be released in the 30 days periods. In the event less than [*] FTE's are made available by Cortex at the end of the [*] days period the [*] days period shall be extended until such [*] FTE's have been employed by Cortex.

       Collaboration and Organon Compounds for Research
       ------------------------------------------------

       In addition, pursuant to the Research Plan, Cortex or Organon will synthesize additional compounds which shall be Research Collaboration Compounds. All such Research Collaboration Compounds initially shall be Restricted Compounds. The Research Committee may also select for screening appropriate Organon Compounds reasonably proposed for screening by Organon.

       Screening
       ---------

       Cortex and Organon shall use reasonable efforts to conduct the screening in the appropriate assays of all compounds selected for screening under this Section 3.3, in accordance with the Research Plan.

       Identification of Compounds for Continued Evaluation
       ----------------------------------------------------

       Promptly after completing the screening of compounds in either Pharmacological Phase A or Pharmacological Phase B under this Section 3.3, the parties will provide to the Research Committee the results of such screening. The Research Committee will review such results during monthly telephone conferences and quarterly meetings and will determine which of the screened compounds meet the requirements established by the Research Committee for continued evaluation. Such compounds which meet the requirements shall remain Restricted Compounds and any screened compounds which do not meet the requirements other than Organon Compounds, shall become Unrestricted Compounds.

       Research with Unrestricted Compounds
       ------------------------------------

       The Research Committee may at any time during the Research select Unrestricted Cortex Compounds and Unrestricted Research Collaboration Compounds for research purposes only and not for further development but with respect to the Cortex Compounds, only so long as

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       Cortex is not under any contractual obligation to a third party restricting access to such compounds.

       Selection of Leads for (Pre)clinical Development
       ------------------------------------------------

       Organon shall select Restricted Compounds that are most promising for the Selection Phase and subsequently the SOPP Phase. Organon shall use reasonable efforts to conduct, at its expense, all activities to be performed under the Selection Phase and the SOPP Phase to select Restricted Compounds as Development Candidates.

       End of Research Term
       --------------------

       At the conclusion of the Research Term, all Cortex Compounds which are not being evaluated as potential Development Candidates in the SOPP Phase shall become Unrestricted Compounds. [*] months after the conclusion of the Research Term, all Research Collaboration Compounds which have not entered the SOPP Phase shall become Unrestricted Compounds unless such Collaboration Compounds are by definition to be considered Restricted Compounds. Organon shall own exclusively the Restricted Compounds other than Cortex Compounds.

       Disclosure of Information Regarding Unrestricted Compounds
       ----------------------------------------------------------
       Organon agrees that Cortex shall be free to disclose Unrestricted Information to third parties who are potential or actual corporate partners or licensees of Cortex.

4.     Licenses
       --------

       Rights granted
       --------------

4.1.1 Cortex grants Organon the exclusive worldwide right, license and sublicense under the University of California Agreements with the right to sub(sub)license, to develop, have developed, use, have used, manufacture, have manufactured, sell and have sold AMPAkines in the Schizophrenia Field under the Cortex Technology and the Patents, as well as any future Patents Cortex may own or have access to required for the development, use, manufacture and sale of such Products.

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4.1.2   Cortex grants Organon an exclusive option to obtain the exclusive worldwide right, license and sublicense under the University of California Agreements, with the right to sub(sub)license, to develop, have developed, use, have used, manufacture, have manufactured, sell and have sold AMPAkines in the Depression Field under the Cortex Technology and the Patents, as well as any future Patents Cortex may own or have access to required for the development, use, manufacture and sale of such Products. The option is granted by Cortex to Organon for a period of [*] from the Effective Date. Latest [*] Organon shall inform Cortex by written notice whether it wishes to exercise its option. In the event Organon decides to exercise its option Organon shall spend at least [*] per year during [*] on research and development using AMPAkines in the Depression Field. Organon shall keep records of its expenses and Cortex shall have the right to have these records audited in the same manner as set forth in Section 8.4.

4.1.3 Cortex shall be permitted to grant third parties access or rights to, or provide third parties with all Unrestricted Compounds (subject to the limitations set forth in this Agreement). Cortex shall be permitted to provide to third parties information with respect to Cortex Restricted Compounds, provided such information was not developed as part of the Research. To the extent Cortex has provided access to Cortex Compounds to third parties before the date of this Agreement, such third parties may continue their evaluations. However, in no event shall Cortex grant rights to such compounds in conflict with this Agreement.

4.1.4.1 Organon grants Cortex the exclusive right and license, with the right to sub-license to develop, have developed, use, have used, manufacture, have manufactured, sell and have sold AMPAkines outside the Schizophrenia Field and the Depression Field (with respect to the Depression Field, provided Organon exercises its option under 4.1.2) under Organon Patents covering the Unrestricted Research Collaboration Compounds. Organon retains the right, however, to use such Unrestricted Research Collaboration Compounds in its internal research.

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4.1.4.2  In the event Unrestricted Research Collaboration Compounds after first commercialization by Cortex and/or its sublicenses show a [*], Organon shall grant Cortex the right and license, with the right to sublicense to develop, have developed, use, have used, manufacture, have manufactured, sell and have sold such Research Collaboration Compounds for such use provided such use does not compete with Organon's core business at the time Cortex or its sublicensee commences development for such [*].

4.1.4.3 In the event Unrestricted Research Collaboration Compounds during screening by Cortex and/or its sublicensees show a [*] Organon shall consider in good faith to grant Cortex the right and license, with the right to sublicense to develop, have developed, use, have used, manufacture, have manufactured, sell and have sold such Research Collaboration Compounds for such use. In the event Organon is willing to grant such right and license the terms and conditions for such use shall be agreed upon by and between Organon and Cortex at such time.

4.2      Organon Milestone Payments.
         ---------------------------

4.2.1 In consideration of the rights granted to Organon under Section 4.1.1 Organon shall pay Cortex [*] within 14 days after execution of this Agreement.

         Furthermore, the following milestone payments shall be made by Organon to Cortex with respect to the Schizophrenia Field:

         (i) [*] upon identification and selection of the first Development Candidate; and

         (ii) [*] for the first Development Candidate that enters into Phase II Studies; and

         (iii)[*] for the first Development Candidate to enter into Phase III
              Studies: and

         (iv) [*] upon successful registration of the first Product in either; any country of the European Union, United States or Japan.

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       For clarity of understanding the payments referred to in this Section
       4.2.1 shall each be payable only once; such that the maximum aggregate payment will be [*] irrespective of the number of Development Candidates selected, taken into development or Products registered and commercialised in the Schizophrenia Field.

4.2.2 In the event Organon exercises its option under Section 4.1.2 Organon shall pay Cortex.

       The following milestone payments with respect to the Depression Field:

       (i) [*] upon the earlier of [*] or the decision of Organon's R&D Management for the first Development Candidate to enter into Phase II Studies; and

       (ii) [*] for the first Development Candidate to enter into Phase III Studies; and

       (iii) [*] upon successful registration of the first Product in either any country of the European Union, United States or Japan.

       For clarity of understanding the payments referred to in this Section
       4.2.2 shall each be payable only once; such that the maximum aggregate payment will be [*] irrespective of the number of Development Candidates selected, taken into development or Products registered and commercialised in the Depression Field.

4.3    Royalties
       ---------

4.3.1 As a further compensation for granting such rights to Organon, Organon shall pay the following royalties to Cortex.

       Organon shall pay to Cortex royalties on Net Sales of Products at the rate of [*] of Net Sales generated in the United States and [*] of Net Sales generated in the rest of the world from which royalties the Cost of Goods of such Products will be deducted. Organon will however pay a minimum of [*] of Net Sales.

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       In the event Products are not covered by University of California
       Patents, but by Patents other than University of California Patents only, all royalties due by Organon will be reduced by [*] and the minimum royalty referred to above will be reduced to [*].

4.3.2 In consideration of the rights granted to Cortex under Sections 4.1.4.1 and 4.1.4.2, Cortex shall pay Organon [*] royalties on the Net Sales of products (incorporating Collaboration Compounds) sold by Cortex or Cortex
       (sub)licensees respectively [*] in the event such products are sold in the Depression Field (provided that Organon has decided not to exercise its right under Section 4.1.2).

4.3.3 Royalties shall be paid until the expiration of the Patents by which Products are covered.

4.4    Cost of Goods
       -------------

       Organon shall use commercially reasonable diligence to minimise the Cost of Goods by having the Products manufactured, pharmaceutically formulated and packed at a competitive price. In the event Cortex considers the Cost of Goods to be too high, Cortex may obtain quotations from competitors of equal reputation as Organon and Organon's supplier(s) that are able to manufacture in FDA approved facilities the required quantities at the same or better quality as Organon and Organon's supplier(s). In the event the quotations from such third parties are lower than the cost incurred by Organon and those offered by Organon's suppliers, Organon has the right to adjust the Cost of Goods for the calculation of the royalties or have the Products manufactured by such third parties. In the event it is decided to have Products manufactured by third parties, Organon will be allowed a reasonable period for the transfer of the manufacture so as not to jeopardize continuity in the supply of Products.

4.5    Development and Commercialization
       ---------------------------------

       Organon agrees to use commercially reasonable diligence to develop and commercialise the Products. Organon will keep Cortex informed of the progress of its development of Products.

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5.     Maintenance of Patents, Title to new inventions and patent rights
       ------------------------------------------------------------------

5.1 The Patents listed in Exhibit II shall be filed, prosecuted and maintained by the University of California. In the event the University of California does no longer want to apply for, prosecute and/or maintain any of such Patents Cortex shall do so, whereby Cortex shall do its best efforts to have the Patents assigned to Cortex. In the event Cortex no longer wishes to do so or does not wish to file patents in certain countries, it shall inform Organon of such fact and grant Organon the right to do so whereby ownership of such Patents shall be assigned to Organon provided such ownership has been assigned by the University of California to Cortex.

5.2 Except for what has been agreed upon under Section 5.3, inventions and discoveries made by inventors employed by Cortex shall be owned by Cortex. Inventions and discoveries made by inventors employed by Organon shall be owned by Organon. Inventions and discoveries made by both inventors employed by Cortex and inventors employed by Organon shall be jointly owned.

       Each party shall provide the other party with any and all available information and documentation needed to prepare, file, prosecute, re-examine patent applications. Both parties shall refrain from any action that might endanger possible patent rights arising from the Research.

5.3 Parties agree to decide upon ownership of patents on compounds and/or use of compounds resulting from the Research in accordance with the following:

       Inventions and discoveries with respect to Cortex Compounds shall be owned by Cortex.
       Inventions and discoveries with respect to Organon Compounds shall be owned by Organon.
       Inventions and discoveries with respect to Research Collaboration Compounds shall be owned by Organon.

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5.4    Patent Committee.
       ----------------

       The parties shall form a joint Patent Committee to review the preparation and prosecution of the patents arising from the Research. The Patent Committee shall also be informed by Cortex on the status of the preparation and prosecution of the Patents. Cortex shall request the University of California to use all reasonable efforts to amend any Patent to include reasonable claims reasonably requested by Organon to protect the products to be developed under this Agreement. The Patent Committee shall include a patent attorney designated by each party and one research manager designated by each party. Each party shall bear the costs of its designated members participating in the Patent Committee. All patent applications arising from the Research shall be evaluated in accordance with the following process:

       (a) The designated patent attorneys from each party shall advise the Executive Committee on inventorship issues related to patents arising from the Research.

       (b) Unless otherwise agreed, patents and patent applications owned by one party shall be drafted, filed, prosecuted and maintained by the party that owns the patent rights, as provided in Sections 5.1 and 5.3 at that party's expense. The Patent Committee shall decide which party will draft and prosecute joint patents in consultation with the other party. The expenses for the drafting and prosecution of such patent shall be shared equally between the parties. In all cases, each party shall keep the other party informed as to the status and progress of all relevant patents and patent applications; and shall draft, file, prosecute and maintain joint patents and patent applications in consolation with the other party. In the event either party does not want to apply for, prosecute and/or maintain patents it shall inform the other party of such fact and the other party shall have the right to do so whereby the ownership of such patents or patent applications shall be assigned to such party.

       (c) If there is a dispute between Cortex and Organon related to patents arising from the Research, including, without limitation, issues regarding patent claims, the scope of patent claims and inventorship, the parties shall refer the matter to an independent patent attorney acceptable to both parties for resolution. The decision of such independent patent attorney shall be binding.

6.     Patent Enforcement
       ------------------

6.1    Infringement Action by a Third Party
       ------------------------------------

6.1.1  Notice.
       ------

       Each party shall promptly notify the other party if any legal proceedings are commenced against any party or any purchaser of a Product, on the ground that the manufacture, use or sale of such Product is an infringement of a third party's patent or other intellectual property rights.

6.1.2  Defense of Claims Involving Products.
       ------------------------------------

       Organon shall have the right, and to the extent required by Section 7.1, the obligation, to assume and solely manage the defense of any such action or claim relating to the Organon Products, in its own name or in the name of Cortex, if necessary. In such event
       (i) Cortex shall take all appropriate or necessary actions to assist in the defense of such action or claim
       (ii) Organon shall bear all costs and expenses associated with such action or claim (including, without limitation, legal fees and expenses). [*] of the cost incurred by Organon in such defence of any such action or claim shall be credited against Organon's royalty obligations with respect to sales of Organon Products, provided that such credit shall not exceed [*] of the royalty otherwise payable by Organon. Any monetary recovery in connection with any such action or claim shall first be applied to reimburse Organon for all costs and expenses incurred by Organon, both internal and external, including attorneys' fees and expenses. The remainder of any recovery received by Organon shall first be remitted to Cortex to the extent necessary to reimburse Cortex for the sums

     * CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION withheld by Organon by virtue of the royalty offset referred to above. Any remainder shall be retained by Organon.

6.2    Infringement Action Against a Third Party
       -----------------------------------------

6.2.1  Notice.
       ------

       Each party shall promptly notify the other party if it becomes aware of any infringement of any Patents or Organon Patents by any third party.

6.2.2  Maintenance of Lawsuits Involving Cortex Patents.
       ------------------------------------------------

       Cortex shall have the right (but not the obligation) to file and maintain lawsuits for infringement of any Patents by any third party, in its own name or in the name of Organon, if necessary at its own cost and expense. Organon shall give Cortex all reasonable assistance and cooperate in any such proceedings filed by Cortex, including the entry into additional agreements necessary to perfect Cortex's right to bring or maintain such lawsuits. If Cortex does not exercise its right to enforce a patent covering a Product, Cortex shall inform Organon within 14 days after such notice of its decision not to exercise such right. In such event Organon shall have the right to file and maintain such infringement action at its own cost and expense, provided that the third party product which is the subject of such infringement action is a competing product with respect to the Product. [*] of the costs incurred by Organon in maintaining such infringement action shall be credited against Organon's royalty obligation with respect to sales of Organon Product in such country pending such infringement action, provided that such credit shall not exceed [*] of the royalty otherwise payable by Organon (the "Royalty Offset"). Any monetary recovery in connection with any such infringement action shall first be applied to reimburse the party bringing such suit for all costs and expenses incurred by such party, both internal and external, including attorneys' fees and expenses and then to reimburse the other party's costs and expenses. Any remainder shall be equally shared between the parties in the event Cortex brings suit. In the event that Cortex declines to file and maintain a

     * CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION lawsuit for infringement of Patents and Organon assumes the maintenance of such claim at its own cost and expense the remainder of any recovery received by Organon shall first be remitted to Cortex to the extent necessary to reimburse Cortex for the sums withheld by Organon by virtue of the Royalty Offset as well as royalties on lost sales as awarded to Organon. Any remainder shall be retained by Organon.

7.     Indemnity; no warranties
       ------------------------

7.1 Each party agrees to indemnify, defend and hold harmless the other party, and its respective officers, directors, shareholders, and employees, from and against all claims, losses, costs, damages and liability of any kind, including without limitation attorneys fees, (collectively "Liabilities") arising in connection with its development, manufacture, use or sale of products, except for Liabilities arising as a result of breach by the other party of its obligations under this Agreement. Neither party shall make any admission of liability nor take any other action which could prejudice the defence of such claim or lawsuit by the indemnifying party.

7.2 Each party shall promptly notify the other of receipt of any claim or lawsuit subject to Section 7.1 and shall cooperate with the other in connection with the investigation and defense of such claim or lawsuit. The party that manufactures, uses or sells its products shall have the right to control the defense, with counsel of its choice, provided that the indemnified party shall have the right to be represented by advisory counsel at its own expense.

7.3 EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY, AND EACH PARTY EXPRESSLY DISCLAIMS ALL DISCLAIMS, ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY COMPOUNDS OR OTHER BIOLOGICAL OR CHEMICAL MATERIALS OR INFORMATION PROVIDED TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT.

8.     Payments and accounting
       -----------------------

8.1    All payments hereunder shall be made in U.S. Dollars.

8.2 Organon shall keep true and correct accounts of sales of all products in respect of which royalties are payable pursuant to this Agreement, and the calculation of Net Sales and royalties with respect thereto, and shall deliver to Cortex written statements thereof in such form as both shall agree upon within sixty (60) days following the end of each calendar quarter and at the same time shall pay to Cortex the amount of such royalties shown to be due.

8.3 All royalties shall be earned in the local currency of the country where the applicable Net Sales are made, but shall be converted for payment into U.S. Dollars, in accordance with the standard procedures used by Organon in converting currencies of world-wide product sales for its products generally.

       If royalties cannot be remitted from a country, the parties will work together to arrive at an equitable solution for paying such royalties to Cortex. Unless the parties mutually agree to the contrary, such obligation shall be satisfied if royalty payments are paid to an account of the party in the country in question.

       Any withholding or other tax that Organon is required by law to withhold and pay on behalf of Cortex with respect to the royalties payable to such other party under this Agreement shall be deducted from said royalties and paid contemporaneously with the remittance to Cortex; provided, however, that in regard to any tax so deducted, Organon shall furnish Cortex with proper evidence of the taxes paid on its behalf.

8.4 Cortex shall have the right to have an independent certified public accountant of its own selection and at its own expense, except one to whom Organon may have reasonable objection, examine the relevant books and records of account of Organon during reasonable business hours, to determine whether appropriate accounting and payment have been made hereunder. Said independent certified public accountant shall treat as confidential, and shall not disclose to party requesting the audit, any other information not pertaining to the royalty amounts payable under this Agreement. Such examination can be undertaken at any time within two years after the date on which such royalty amounts were due and payable. In the event royalties are underpaid by more than 5% (five percent) the examined party shall by pay costs of such examination.

8.5 In the event royalties due by Cortex under Section 4.3.2 the above terms and conditions for payment and accounting shall similarly apply.

9.     Warranties
       ----------

9.1    Cortex warrants that:

       a) Cortex is a corporation duly organized under the laws of the State of Delaware and is duly existing and in good standing under the laws of the States of Delaware and California in the United States of America, with full right, power and authority to enter into and perform this Agreement and to grant all of the rights, powers and authorities herein granted;

       b) The execution, delivery and performance of this Agreement do not conflict with, violate or breach any agreement to which Cortex is a party, or Cortex' articles of incorporation or bylaws;

       c) The University of California granted to Cortex in the University of California Agreements exclusive, worldwide licenses with the right to grant sub-licenses, under the University of California Patents to make, have made, use, and sell the Products.

       d) Cortex is authorized under the University of California Agreements to enter into this Agreement with Organon;

       e) The University of California has the responsibility and obligation under the University of California Agreements to maintain the University of California Patents and to the best knowledge and belief of Cortex, the University of California Patents have been maintained properly up to the date of this Agreement;

       f) Cortex warrants that the University of California Agreements provide that in the event the University of California Agreements are terminated the University of California shall grant Organon a license under terms and conditions similar to this Agreement.

9.2    Organon warrants that:

       a) Organon is a corporation duly organized, existing and in good standing under the laws of The Netherlands, with full right, power and authority to enter into and perform this Agreement and to grant all of the rights, powers and authorities herein granted;

       b) The execution, delivery and performance of this Agreement do not conflict with, violate or breach any agreement to which Organon is a party, or Organon's articles of incorporation or by laws;

       c) This Agreement has been duly executed and delivered by Organon and is a legal, valid and binding obligation enforceable against Organon in accordance with its terms.

10.    Publicity and Publication
       -------------------------

10.1   Publicity
       ---------

       The parties will mutually agree on a press release to be issued upon execution of this Agreement. Neither party shall make any subsequent public announcement concerning the terms of this Agreement not previously made public without the prior written approval of the other party with regard to the form, content and precise timing of such announcement, except (but with prior written notification to the other party) such as may be required to be made by either party in order to comply with applicable law, regulations or court orders. Such consent shall not be unreasonably withheld or delayed by the other party. Prior to any such public announcement, the party wishing to make the announcement will submit a draft of the proposed announcement to the other party in sufficient time to enable the other party to consider and comment thereon. Nothing in this section shall preclude disclosures by either party to third parties under confidentiality restrictions in order to carry out the purposes of this Agreement or to define the scope of rights which may be granted to a third party without violating this Agreement.

10.2   Publications
       ------------

       Neither party will publish or publicly disclose results arising from the Research without the prior consent of the other party, which consent shall not be unreasonably withheld. Parties, however, agree not to publish details with respect to Development Candidates until such Development Candidates have proven to be successful in Phase II Studies. With respect to any proposed publication or public disclosure of results, the following shall apply:

10.2.1 The Research Committee, and after the Research Term the Vice Presidents Research of the respective parties, shall review any proposed publication with respect to the content, authorship, acknowledgement, and shall either approve release of the publication, or propose revisions to the publication. Any disputes relating to the contents or authorship of any publication(s) prepared by Cortex and Organon scientists participating in the Research shall be referred to the Executive Committee for resolution.

10.2.2 The proposed publication shall be reviewed by the patent departments and any other departments of Organon and Cortex in accordance with their customary procedures.

10.2.3 At such time as the proposed publication has been reviewed and approved by the Research Committee and the patent and/or other departments of Organon and Cortex, the publication may be submitted for publishing.

11.    Confidentiality
       ---------------

       Except as specifically authorised under the terms of this Agreement each party shall, for the term of this Agreement and for ten (10) years after its termination for any reason whatsoever, treat any proprietary information disclosed to it by the other party as strictly confidential, and shall not disclose such proprietary information to third parties or use it for purposes other than those authorised herein.

       Except as set forth in the exceptions hereinafter any information, data or material, including without limitation, software, technology, business plans or information, communicated to the other which is identified as confidential, or which the other party has reason to believe is confidential, will be deemed and treated as proprietary information.

       Proprietary information also includes proprietary chemical, physical or biological materials, identified as confidential, exchanged pursuant to this Agreement. Access to such proprietary information will be limited to those employees or consultants of the party receiving such information or of such party's Affiliates or sublicensees, who reasonably require such information in order to carry out activities authorised pursuant to this Agreement. Such employees or consultants will be advised of the confidential nature of the Proprietary Information and the related confidentiality undertaking.

       Proprietary information shall not include, and the above confidentiality undertaking shall in no event restrict or impair each party's right to use or disclose any information which:

       (a) at the time of disclosure is in the public domain or thereafter becomes part of the public through no fault of the party receiving such information;
       (b) the party receiving such information can conclusively establish that it was in its possession prior to the time of disclosure;
       (c) is independently made available to the party receiving such information by a third party who is not thereby in violation of a confidential relationship with the other party, or
       (d) the receiving party can establish was independently developed without use of the Proprietary Information of the other party.

       The receiving party shall not be restricted from disclosing such information as is required to be disclosed by law, regulation, or court or governmental order, provided that the receiving party reasonably notifies the disclosing party prior to such disclosure of such requirement.

       Upon termination of this Agreement, and provided the Proprietary Information is still of a confidential nature, the party recipient of the Proprietary Information will upon request from the disclosing party either return any such information or destroy the same.

12.    Term and Termination
       --------------------

12.1   The Research Term shall be as set forth in Article 3.

12.2 Unless terminated earlier under Section 12.3, this Agreement shall continue in full force and effect until the expiration of all milestone and royalty obligations of Organon under Article 4. Upon expiration of this Agreement under this Section 12.2, Organon and Cortex shall have fully paid-up licenses; and the provisions identified in Section 12.4 shall survive expiration hereof.

12.3   Early Termination
       -----------------

       (a) Organon shall have the right to terminate, upon four months prior written notice, this Agreement as well as its rights and licenses under this Agreement with respect to the Schizophrenia Field or the Depression Field only; and

       (b) In the event of material breach of this Agreement by either party, which is not cured within sixty (60) days following receipt of written notice of the alleged default from the non defaulting party, the non defaulting party may terminate this Agreement upon 30 (thirty) days prior written notice.

12.4   Survival
       --------

       In all cases of early termination or expiration of this Agreement, the following provisions shall survive, together with any other obligations of either party which have accrued as of the effective date of termination or expiration: Section 4.1.4, Articles 5, 7, 9, 10, 11, 12 and 13.

12.5 All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined in Section 101 of such Code. The parties agree that Organon may fully exercise all of its rights and elections under the Bankruptcy code. The parties further agree that, in the event Organon elects to retain its rights as a licensee under such Code, Organon shall be entitled to complete access to the Cortex Technology and Patents licensed to it hereunder and all embodiments of such Cortex Technology and Patents, for the purposes of exploitation of the licenses granted under this Agreement. Such embodiments of the Cortex Technology and Patents shall be delivered to Organon not later than:

       (a) the commencement of bankruptcy proceedings against Cortex, upon written request, unless Cortex elects to perform its obligations under the Agreement, or

       (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Cortex, upon written request.

12.6 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS OR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES TO THE OTHER PARTY, HOWEVER CAUSED, IN CONNECTION WITH THIS AGREEMENT; PROVIDED THAT NOTHING IN THIS SECTION 12.6 SHALL LIMIT THE INDEMNIFICATION OBLIGATIONS OF EITHER PARTY PURSUANT TO ARTICLES 5 AS TO CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES TO THIRD PARTIES FOR WHICH THE INDEMNITEE MAY BE LIABLE.

13.    Miscellaneous
       -------------

13.1 Neither party shall have the right to assign its rights or obligations under this Agreement to any third party other than an Affiliate of such party without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided however, that either party may, without such consent, assign this

       Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of a merger or consolidation. This Agreement shall be binding on, and inure to the benefit of, the permitted successors and assigns of the parties. All permitted sublicenses and/or assignments by either party of any of its rights under this Agreement shall be subject to all of the terms and conditions of this Agreement, which shall be binding on the sublicensees and/or assignees.

13.2 The parties hereto are independent contractors. Nothing contained herein shall constitute either party the agent of the other party for any purpose whatsoever, or constitute the parties as partners or joint ventures. Employees of each party remain employees of said party and shall be considered at no time agents of or render a fiduciary duty to the other party. Neither party hereto shall have any implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement or undertaking with any third party.

13.3 No amendment, waiver of modification of this Agreement shall be valid or binding on either party unless made in writing signed by both parties. The failure of either party to enforce any provision of this Agreement at any time shall not be construed as a present or future waiver of such or any other provision of this Agreement. The express waiver by either party of any provision or requirement hereunder shall not operate as a future waiver of such or any other provision or requirement.

13.4 In the event that any provision in this Agreement shall be held to be unlawful or invalid in any jurisdiction, the meaning of such provision shall be construed to the greatest extent possible so as to render it enforceable. If no such construction can render such provision enforceable, it shall be severed, and the remainder of the Agreement shall remain in full force and effect, only to the extent that such remainder is consistent with the intentions of the parties as evidenced by this Agreement as a whole. The parties shall use best efforts to negotiate in good faith a reasonable substitute, valid and enforceable provision effective in such jurisdiction.

13.5 Any notice required or permitted to be given by either party under this Agreement shall be in writing, addressed, in the case of Cortex, to its Chief Executive Officer, with copy to its General Counsel, and in the case of Organon, to its President with copy to its General Counsel, at the respective addresses of the parties shown in the first paragraph of this Agreement, or such other address as may from time to time be indicated in a notice given under this Section 13.5. All notices shall be sent by certified or registered first class mail, telefax confirmed by certified or registered first class mail, or personal delivery, and shall be effective on receipt at the address referenced above.

13.6 Neither party will be deemed in breach of this Agreement as a result of default, delay or failure to perform by such party which is due to causes beyond the reasonable control of such party, including without limitation, fire, earthquake, act of God, severe weather, act of war, strikes, lockouts or other labour disputes, riots, civil disturbances, actions or in actions of governmental authorities (except in response to a breach by such party), or epidemics. In the event of any such force majeure, the party affected shall promptly notify the other party, shall use all reasonable efforts to overcome such force majeure, and shall keep the other party informed with respect thereto.

13.7 All headings and captions used in this Agreement are for convenience only, and are not intended to have substantive effect.

13.8 This Agreement may be executed by the parties in one or more identical counterparts, all of which together shall constitute this Agreement.

13.9 This Agreement shall be governed by and construed in accordance with the laws of the State of California.

13.10    Dispute Resolution
         ------------------

13.10.1 All disputes of all types under this Agreement shall be referred to the Executive Committee for resolution. The Executive Committee shall use all reasonable efforts to resolve such matters within thirty (30) days after such referral, including referral of questions to outside independent experts where the Executive Committee deems appropriate.

13.10.2 If the Executive Committee is unable to resolve such dispute the dispute shall be referred to the Chief Executive Officers ("CEOs") of the parties for resolution.

13.10.3 In the event the CEOs are not able to resolve such dispute within thirty (30) days after the matter is referred to them, the following shall apply:

         (a) Prior to entering into binding arbitration in accordance with the provisions of Section 13.10.3(b) below, the parties shall enter into non-binding mediation. The mediation shall be conducted by an independent mediator acceptable to both parties. Either party may serve upon the other party a written demand for mediation. Such mediation shall commence within thirty (30) days of the other party's receipt of such demand, unless otherwise agreed in writing by the parties. Each party shall make available to the mediation an authorised representative with the capacity to bind such party, and the mediation shall be conducted as deemed appropriate by the mediator.

         (b) In the event that the dispute cannot be resolved by the mediation mechanism referenced in Section 13.10.3(a) the dispute shall be referred to arbitration in accordance with the rules then prevailing of the Center for Public Resources ("CPR") 680 Fifth Ave. New York, New York 10019 unless otherwise mutually agreed. The arbitration shall be conducted in New York City, New York. Unless otherwise agreed by the parties the arbitration panel shall consist of arbitrators selected in accordance with the CPR rules.

       This section 13.10.3 shall not limit the rights of any party to seek in court of competent jurisdiction interim relief and only such interim relief, as may be needed to maintain the status quo or otherwise protect the subject matter of the dispute until the arbitrators have been appointed and shall have had an opportunity to act.

13.11 This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous agreement, understandings and negotiations, whether oral or written, with respect to such subject matter.

Executed and effective as of the date first set forth above.

N.V. ORGANON          CORTEX PHARMACEUTICALS, INC.


By: ________________  By: _________________

Title: _____________  Title: ______________


By: ________________

Title: _____________

                                                                              26
                                   EXHIBIT I


Cortex Compounds

          [* PAGES 1-23 OMITTED AND FILED SEPARATELY WITH COMMISSION]

4.1.4.2 In the event Unrestricted Research Collaboration Compounds after first commercialization by Cortex and/or its sublicenses show a [*], Organon shall grant Cortex the right and license, with the right to sublicense to develop, have developed, use, have used, manufacture, have manufactured, sell and have sold such Research Collaboration Compounds for such use provided such use does not compete with Organon's core business at the time Cortex or its sublicensee commences development for such [*].

4.1.4.3 In the event Unrestricted Research Collaboration Compounds during screening by Cortex and/or its sublicensees show a [*] Organon shall consider in good faith to grant Cortex the right and license, with the right to sublicense to develop, have developed, use, have used, manufacture, have manufactured, sell and have sold such Research Collaboration Compounds for such use. In the event Organon is willing to grant such right and license the terms and conditions for such use shall be agreed upon by and between Organon and Cortex at such time.

4.2      Organon Milestone Payments.
         ---------------------------

4.2.1 In consideration of the rights granted to Organon under Section 4.1.1 Organon shall pay Cortex [*] within 14 days after execution of this Agreement.

         Furthermore, the following milestone payments shall be made by Organon to Cortex with respect to the Schizophrenia Field:

         (i) [*] upon identification and selection of the first Development Candidate; and

         (ii) [*] for the first Development Candidate that enters into Phase II Studies; and

         (iii)[*] for the first Development Candidate to enter into Phase III
              Studies: and

         (iv) [*] upon successful registration of the first Product in either; any country of the European Union, United States or Japan.

     * CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION

5.     Maintenance of Patents, Title to new inventions and patent rights
       ------------------------------------------------------------------

5.1 The Patents listed in Exhibit II shall be filed, prosecuted and maintained by the University of California. In the event the University of California does no longer want to apply for, prosecute and/or maintain any of such Patents Cortex shall do so, whereby Cortex shall do its best efforts to have the Patents assigned to Cortex. In the event Cortex no longer wishes to do so or does not wish to file patents in certain countries, it shall inform Organon of such fact and grant Organon the right to do so whereby ownership of such Patents shall be assigned to Organon provided such ownership has been assigned by the University of California to Cortex.

5.2 Except for what has been agreed upon under Section 5.3, inventions and discoveries made by inventors employed by Cortex shall be owned by Cortex. Inventions and discoveries made by inventors employed by Organon shall be owned by Organon. Inventions and discoveries made by both inventors employed by Cortex and inventors employed by Organon shall be jointly owned.

       Each party shall provide the other party with any and all available information and documentation needed to prepare, file, prosecute, re-examine patent applications. Both parties shall refrain from any action that might endanger possible patent rights arising from the Research.

5.3 Parties agree to decide upon ownership of patents on compounds and/or use of compounds resulting from the Research in accordance with the following:

       Inventions and discoveries with respect to Cortex Compounds shall be owned by Cortex.
       Inventions and discoveries with respect to Organon Compounds shall be owned by Organon.
       Inventions and discoveries with respect to Research Collaboration Compounds shall be owned by Organon.

                                  EXHIBIT II



Cortez Patents

University of California Patents

         [*PAGES 1-2 OMITTED AND FILED SEPARATELY WITH COMMISSION]

                                  EXHIBIT III

Research Plan

          [* PAGES 1-17 OMITTED AND FILED SEPARATELY WITH COMMISSION]